Exhibit 99.1

Alder BioPharmaceuticals Announces Fourth Quarter and Full Year 2016 Financial and Operating Results

2016 Clinical Data Support Eptinezumab’s Potential to Deliver a Unique Combination of Speed to Clinical Benefit and Effectiveness that Persists for at Least Three Months After a Single Administration

Top-Line Data from First Pivotal Phase 3 Study, PROMISE 1, On Track for First Half 2017

Conference Call Today at 5:00 p.m. ET

BOTHELL, Wash., Feb. 23, 2017 – Alder BioPharmaceuticals, Inc. (NASDAQ: ALDR), a clinical-stage biopharmaceutical company developing monoclonal antibody therapeutics, today announced financial results for the fourth quarter and full year ended December 31, 2016 and provided a corporate update.

“2016 was a year of clinical validation and advancement for eptinezumab, a unique and potentially transformative migraine prevention therapy,” said Randall C. Schatzman, Ph.D., president and chief executive officer of Alder. “We are excited about our Phase 2b data demonstrating clinically meaningful benefits to patients in as little as 48 hours, and persistent migraine prevention for at least three months from a single dose. Importantly, we remain on track to announce top-line data from PROMISE 1, our first pivotal study, in the first half of this year as we continue with enrollment of PROMISE 2. With our BLA submission planned for the second half of 2018 with positive data, we remain highly focused on advancing our pivotal development program and leveraging opportunities to maximize eptinezumab’s differentiated profile to optimize the compelling potential we believe it holds to positively impact the lives of patients living with migraine.”

2016 and Recent Corporate Highlights

Eptinezumab: Pivotal-stage novel monoclonal antibody targeting the calcitonin gene-related peptide (CGRP) for the prevention of migraine

•	Alder announced multiple positive data readouts from a Phase 2b study of patients with chronic migraine:
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In March, the company reported top-line, 12-week data demonstrating that eptinezumab provided clinically meaningful migraine prevention over the entire 12-week study period, meeting both primary and secondary efficacy endpoints;

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In July, the company announced top-line, 24-week data from the same study which confirmed and extended the length of migraine prevention seen in the previously reported 12-week data in a subset of patients; and

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Today, the company is announcing that the 48-week data continue to reflect a safety and tolerability profile that is similar to placebo and is consistent with earlier studies. Additionally, a subset of patients continued to demonstrate efficacy benefits through 48 weeks after a single administration of eptinezumab.

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In March, positive Phase 1 study data demonstrated that the pharmacokinetics and pharmacodynamics by intravenous infusion, subcutaneous or intramuscular injection of eptinezumab support a quarterly single injection dosing strategy.

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In October, Alder announced that patient recruitment was complete for PROMISE 1, the company's ongoing pivotal study evaluating the safety and efficacy of eptinezumab administered once every 12 weeks in approximately 800 patients with frequent episodic migraine.

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Also in October, Alder reported positive outcomes from an End-of-Phase 2 meeting with the U.S. Food and Drug Administration (FDA) from which Alder finalized the basic design and endpoints for the pivotal clinical trial program of eptinezumab in support of a Biologics License Application (BLA) submission.

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In November, Alder initiated PROMISE 2, the second pivotal clinical trial evaluating the safety and efficacy of two-dose levels of eptinezumab versus placebo, administered by infusion once every 12 weeks in patients living with chronic migraine.

•	In December, Alder initiated an open-label Phase 3 clinical trial to further confirm the long-term safety and tolerability of eptinezumab as required by the FDA to support the planned BLA submission.

ALD1910 — Preclinical monoclonal antibody targeting pituitary adenylate cyclase-activating polypeptide-38 (PACAP-38), a protein that is active in mediating the initiation of migraine. Alder believes ALD1910 holds potential as a new preventive option for migraine patients who have an inadequate response to therapeutics directed at CGRP or its receptor

•	The company is advancing ALD1910 through IND-enabling studies.

Corporate

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In 2016, Alder expanded its executive leadership team to support the continued advancement and commercialization of eptinezumab, including the appointments of Timothy M. Whitaker, M.D. as chief medical officer, Elizabeth A. Sandoval as chief commercial officer, Nancy L. Boman, M.D., Ph.D. as senior vice president of regulatory affairs and pharmacovigilance, and James B. Bucher, J.D., as senior vice president and general counsel.

•	Larry Benedict was promoted to executive vice president and principal accounting officer from senior vice president, finance.

•	Annette Vahratian was promoted to senior vice president, quality from vice president quality.

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Alder completed a public offering in April 2016 of 6,182,795 shares, including 806,451 as an overallotment at a price to the public of $23.25 per share. The offering resulted in net proceeds of $134.9 million.

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Licensed exclusive worldwide rights to clazakizumab to Vitaeris, Inc., a newly-formed company pursuing innovative therapeutic indications in chronic inflammatory diseases. In exchange, Alder received an equity stake in Vitaeris and is eligible to receive royalties and certain other payments.

Upcoming Events and Milestones

•	Top-line 12-week and 24-week data from PROMISE 1 expected in the first half of 2017;

•	Top-line data from PROMISE 2 and the open-label Phase 3 clinical trial expected in the first half of 2018; and

•	Filing of a BLA with the FDA for eptinezumab expected in the second half of 2018.

Fourth Quarter and Year-End 2016 Financial Results

Alder had $351.9 million in cash and cash equivalents, short-term and long-term investments as of December 31, 2016, compared to $403.4 million as of September 30, 2016, and $381.0 million as of December 31, 2015.

Alder did not record any revenues for the 2016 fourth quarter and for the same period in 2015. For the full year 2016, Alder recorded $0.1 million of revenue under its license agreement with Vitaeris relating to a sale of clazakizumab inventory to Vitaeris at cost. Alder recorded no revenues for the full year 2015.

Research and development expenses for the 2016 fourth quarter totaled $41.8 million, compared to $21.6 million for the same period in 2015. For the full year 2016, research and development expenses totaled $132.8 million, compared to $69.6 million for 2015. The increase in 2016 expenses was primarily due to the company’s investment in eptinezumab for clinical trial costs and manufacturing costs for drug supply in support of planned and ongoing pivotal clinical trials. The company also had an increase in salaries and stock-based compensation expenses because of an increase in research and development headcount to support programs under development.

General and administrative expenses for the fourth quarter totaled $7.4 million, compared to $4.8 million for the same period in 2015. For the full year, general and administrative expenses totaled $26.1 million, compared to $16.7 million for 2015. The increase in 2016 expenses was primarily due to an increase in stock-based compensation expense and salaries expense due to an increase in headcount, as well as increases in commercial readiness activities.

Net loss for the fourth quarter totaled $48.9 million, or $0.97 per share, compared to net loss of $26.2 million, or $0.60 per share on a fully-diluted basis, for the same period in 2015. For the full year, net loss totaled $156.3 million, or $3.23 per share on a fully-diluted basis, compared to net loss of $85.5 million, or $2.11 per share, for 2015.

Conference Call and Webcast

Alder will host a conference call and live audio webcast at 5:00 p.m. ET today to discuss these financial results and provide a general business update. The live call may be accessed by dialing (877) 430-4657 for domestic callers or (484) 756-4339 for international callers, and providing conference ID number 60771333. The webcast will be broadcast live and may be accessed from the Events & Presentations page in the Investors section of Alder's website at www.alderbio.com. A replay will be available following the call for 30 days.

About Alder BioPharmaceuticals, Inc.

Alder BioPharmaceuticals, Inc. is a clinical-stage biopharmaceutical company that discovers, develops and seeks to commercialize genetically engineered therapeutic antibodies with the potential to meaningfully transform current treatment paradigms. Alder's lead pivotal-stage product candidate, eptinezumab, is being evaluated for migraine prevention. Eptinezumab is a monoclonal antibody that inhibits calcitonin gene-related peptide (CGRP), a protein that is active in mediating the initiation of migraine. Alder is additionally evaluating ALD1910, a preclinical product candidate also in development as a migraine prevention therapy. ALD1910 is a monoclonal antibody that inhibits pituitary adenylate cyclase-activating polypeptide-38 (PACAP-38), another protein that is active in mediating the initiation of migraine. Clazakizumab, Alder's third program, is a monoclonal antibody candidate that inhibits interleukin-6 and is licensed to Vitaeris, Inc. For more information, please visit http://www.alderbio.com.

Forward-Looking Statements

This press release contains forward-looking statements, including, without limitation, statements relating to: the continued development and clinical, therapeutic and commercial potential of eptinezumab and ALD1910; the availability of results from clinical trials; the initiation and enrollment of future clinical trials; future regulatory filings and the potential regulatory approval of eptinezumab; the anticipated commercialization of eptinezumab; actions to positively impact the lives of patients living with migraine; and Alder's potential receipt of royalties and other payments under the license agreement with Vitaeris.  Words such as “supports,” “potential,” “excited,” “on track,” “continue,” “planned,” “remain,” “advance,” “maximize,” “opportunities,” “compelling,” “impact,” “deliver,” “believe,” “eligible,” “expected,” or other similar expressions, identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. The forward-looking statements in this press release are based upon Alder's current plans, assumptions, beliefs, expectations, estimates and projections, and involve substantial risks and uncertainties.  Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements due to these risks and uncertainties as well as other factors, which include, without limitation: risks related to the potential failure of eptinezumab and ALD1910 to demonstrate safety and efficacy in clinical testing; Alder's ability to conduct clinical trials and studies of eptinezumab and ALD1910 sufficient to achieve a positive completion; the availability of data at the expected times; the clinical, therapeutic and commercial value of eptinezumab and ALD1910; risks and uncertainties related to regulatory application, review and approval processes and Alder's compliance with applicable legal and regulatory requirements; risks and uncertainties relating to the manufacture of eptinezumab; Alder's ability to obtain and protect intellectual property rights, and operate without infringing on the intellectual property rights of others; the uncertain timing and level of expenses associated with the development of eptinezumab and ALD1910; the sufficiency of Alder's capital and other resources; market competition; changes in economic and business conditions; and other factors discussed under the caption "Risk Factors" in Alder's Quarterly Report on Form 10-K for the year ended December 31, 2016, which was filed with the Securities and Exchange Commission (SEC) on February 23, 2017, and is available on the SEC's website at www.sec.gov.  Additional information will also be set forth in Alder's other reports and filings it will make with the SEC from time to time.  The forward-looking statements made in this press release speak only as of the date of this press release.  Alder expressly disclaims any duty, obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Alder's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

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Condensed Consolidated Balance Sheets
(Unaudited)
(Amounts in thousands)
	December 31	December 31,
	2016	2015

Cash, cash equivalents and investments	$351,867	$381,012
Prepaid expenses and other assets	57,287	19,015
Total assets	$409,154	$400,027

Total liabilities	$26,371	$12,510
Total stockholders’ equity	382,783	387,517
Total liabilities and stockholders’ equity	$409,154	$400,027

Condensed Consolidated Statements of Operations
(Unaudited)
(Amounts in thousands, except share and per share data)

	Three Months Ended		Year Ended
	December 31		December 31
	2016	2015	2016	2015

Revenues
Collaboration and license agreements	$—	$—	$113	$—
Operating expenses
Cost of sales	—	—	113	—
Research and development	41,789	21,636	132,760	69,611
General and administrative	7,398	4,793	26,148	16,718
Total operating expenses	49,187	26,429	159,021	86,329
Gain on license of clazakizumab	—	—	1,050	—
Loss from operations	(49,187)	(26,429)	(157,858)	(86,329)
Other income, net	296	264	1,604	859
Net loss	$(48,891)	$(26,165)	$(156,254)	$(85,470)
Net loss per share - basic and diluted	$(0.97)	$(0.60)	$(3.23)	$(2.11)
Weighted average number of common shares used in net loss per share - basic and diluted	50,324,529	43,649,894	48,407,565	40,586,980

Media Contacts:	Investor Relations Contact:
David Schull or Victoria Meissner	David Walsey
Russo Partners, LLC	Alder BioPharmaceuticals, Inc.
(212) 845-4271	(425) 408-8032
(646) 942-5627	dwalsey@alderbio.com
david.schull@russopartnersllc.com
victoria.meissner@russopartnersllc.com